UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           SCIENTIFIC INDUSTRIES, INC.
                           ---------------------------
                (Name of Registrant as Specified In Its Charter)

                                 LOWELL KLEIMAN
                                 --------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                                Lowell A. Kleiman
                   c/o Warshaw Burstein Schlesinger & Kuh, LLP
                      555 Fifth Avenue, New York, NY 10017

                                                               November 12, 2002

             TIME IS SHORT: VOTE THE ENCLOSED BLUE PROXY CARD TODAY!

Dear Fellow Scientific Industries Stockholder:

     By now you should have received my proxy materials along with a BLUE proxy card explaining my reasons for seeking reelection to the Board of Directors of Scientific Industries, Inc. (the "Company"). Although the Board has tried to avoid the issues of this contest with aspersions against me personally, the real issue is clear: Will your investment be better protected by me or by Roger B. Knowles? I hope you agree with me that a candidate experienced in the Company's industry and who has a significant financial interest in the Company is preferable to a candidate who, in my opinion, has little knowledge of the Company and has a significantly lower financial interest in the well being of our Company.

     With less than one week remaining until the Company's 2002 Annual Meeting scheduled for November 18, 2002, I am writing again to urge you to support my election by signing, dating and returning the enclosed faxable BLUE proxy card today!

                    MANAGEMENT VS. REALITY - A CURIOUS BATTLE

     As I noted above, the Board has decided to wage a campaign of personal attacks against me and my record with the Company. While I don't intend to dignify their tactics by refuting each fictitious claim they make, there are certain statements in their materials that I find so outrageous as to require a response.

          Management Claim: The Vortex Genie(R)2 Mixer was developed under my father's leadership of the Company more than 30 years ago. Reality:
          The Vortex Genie(R)2 Mixer was not developed and marketed until 1985 - more than a decade after my father died!

          Management Claim: I engaged and paid a financial advisor without the prior knowledge or approval of the Board of Directors. Reality: Two current Board members, Arthur Borden and Joseph Kesselman, personally negotiated the contract with the financial advisers, the entire Board ratified the contract on April 1, 2001 and, in my capacity as Chief Executive Officer, I signed the contract. All of the Company's financial liabilities resulting from the contract were disclosed to the Company's stockholders and were verified by the Company's current President and independent auditors.

          Management Claim: The 2002 Stock Option Plan, with a stipulation restricting option grants to current non-employee directors, was unanimously approved by the Board of Directors at a meeting on September 26, 2002 at which I was a participant. Reality: Management's own proxy materials, which were mailed to stockholders on October 17, 2002, contain no such restriction. On October 28, 2002, at a Board meeting following the initiation of my campaign and my public refusal to approve a limitless plan, management conceded to a limitation on the issuance of option grants to existing non-employee directors. Management may seek to claim that the plan in its existing form was approved on September 26, but the reality is that no limitation existed before this contest and, it is my opinion that, without my campaign, this Board of Directors would have continued granting themselves options at will.

             LOWELL A. KLEIMAN VS. ROGER B. KNOWLES - A CLEAR CHOICE

     As I stated at the beginning of this letter, the real issue in this campaign is whether you think your investment will be better served with me as a stockholder voice on the Board or with Mr. Knowles. While Mr. Knowles has been on the Board much longer than I have, he lacks knowledge of both our Company and the industry in which it operates and he simply does not have as great a financial interest in the Company as I do. Mr. Knowles adheres to management's opposition to my proposal to limit future option grants to non-employee directors and to subject future grants to stockholder approval. What is his reason for opposing stockholder approval for option grants? According to Mr. Knowles, asking for stockholder approval for a grant of our Company's shares to non-employee directors is vaguely "unreasonable."

     If asked why I am spending my own money and the majority of my time on this campaign, I would answer that I do not trust Roger B. Knowles and the rest of this Board to manage my investment and I firmly believe that they lack the expertise and interest necessary to guide our Company during this critical time in its development.

     Please take a moment to ensure that your Company has a stockholder voice on its Board. Sign, date and mail the enclosed BLUE proxy card today! With such little time remaining before the Annual Meeting, I am urging stockholders to also fax the enclosed BLUE proxy card to MacKenzie Partners, Inc. at 212-929-0308.

     If you have any questions or need assistance in voting your shares, please call Dan Sullivan or Bob Sandhu of MacKenzie Partners, Inc. at (212) 929-5500 or
(800) 322-2885.


Very Truly Yours,




/s/ LOWELL A. KLEIMAN
-------------------------
Lowell A. Kleiman